Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August  16, 2012, with respect to the financial statements of EBTEC Corporation as of December 31, 2011 and for the year then ended included in this Current Report on Form 8-K/A of EDAC Technologies Corporation dated August 16, 2012.  We hereby consent to the incorporation by reference of said report in the Registration Statements of EDAC Technologies Corporation on Forms S-8 (File No. 333-24857, effective April 9, 1997, File No. 333-81259, effective June 22, 1999 File No. 333-62026, effective May 31, 2001, File No. 333-62028, effective May 31, 2001, File No. 333-152721, effective August 1, 2008 and File No. 333-175736, effective July 22, 2011).

/s/ Grant Thornton LLP

Westborough, Massachusetts
August 16, 2012